UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/16/2010

Owens Corning
(Exact name of registrant as specified in its charter)

Commission File Number:  1-33100

Delaware	43-2109021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Owens Corning Parkway
Toledo, OH 43659
(Address of principal executive offices, including zip code)

(419) 248-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Governance and Nominating Committee (the "Committee") of Owens Corning (the "Company") is responsible for recommending to the Board of Directors of the Company director nominees for election. As a result of a director search performed under the direction of the Committee, the Company has identified J. Brian Ferguson as a new director candidate. Mr. Ferguson is executive chairman of Eastman Chemical Company, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers. Mr. Ferguson has prior commitments and schedule conflicts during the remainder of 2010 that preclude him from joining the Company's Board in 2010. The Board believes that adding Mr. Ferguson to the Board at the earliest date he is able to serve is in the best interests of the Company. Consequently, on June 17, 2010 the Board took the following actions to become effective January 1, 2011: (a) increased the size of the Board as of January 1, 2011 by one member; and (b) elected Mr. Ferguson as a director to fill the vacancy created by the increase in the size of the Board, to serve in Class I for a term expiring at the Company's Annual Meeting of Stockholders in 2013.

There is no arrangement or understanding between Mr. Ferguson and any other persons pursuant to which Mr. Ferguson was selected as a director. For his service as a non-employee member of the Board, beginning January 1, 2011 Mr. Ferguson will participate in the non-employee director compensation arrangements in effect at that time. The arrangements currently in effect are described under the heading "2009 Non-Employee Director Compensation" in the Company's proxy statement in connection with its 2010 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on March 17, 2010. There are no related person transactions involving Mr. Ferguson that are reportable under Item 404(a) of Regulation S-K.

Committee assignments for Mr. Ferguson will be determined at a later date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owens Corning

Date: June 17, 2010	By:	/s/ John W. Christy
John W. Christy
Assistant Secretary